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                 AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

Effective June 7, 1999:

          The name of the Trust is hereby amended to be SA FUNDS--INVESTMENT TRUST. In addition, the Agreement and Declaration of Trust is further amended as follows:

     (1)  CAPTION.  The Caption is amended to read:

                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                           SA FUNDS--INVESTMENT TRUST

     (2)  ARTICLE I, SECTION 1. is amended to read:

               SECTION 1. NAME. This Trust shall be known as SA
               Funds--Investment Trust, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

     (3)  ARTICLE VIII, SECTION 9. is amended to read:

               SECTION 9. USE OF THE IDENTIFYING WORDS "SA FUNDS--INVESTMENT TRUST" AND "SA FUNDS". The identifying words "SA FUNDS--INVESTMENT TRUST," and "SA FUNDS," and all rights to the use of such identifying words belong to Reinhardt Werba Bowen, the Investment Adviser of the Trust's Shares. Reinhardt Werba Bowen has licensed the Trust to use the identifying words "SA FUNDS" in the Trust's name and to use the identifying words "SA FUNDS" in the name of any series of the Trust. In the event that Reinhardt Werba Bowen or an affiliate of Reinhardt Werba Bowen is not appointed or ceases to be the Investment Manager of the Trust, the non-exclusive license may be revoked by Reinhardt Werba Bowen, and the Trust and any series thereof shall respectively cease using the identifying words "SA FUNDS--INVESTMENT TRUST," and "SA FUNDS," unless otherwise consented to by Reinhardt Werba Bowen or any successor to Reinhardt Werba Bowen's interest.